Exhibit 107

Calculation of Filing Fee Tables

FORM S-1
(Form Type)

Esports Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities*

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share (2)	457(c)	977,569	$2.35	$2,292,399.31	0.0000927	$212.51
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share, underlying warrants (2)	457(c)	977,569	$2.35	$2,292,399.31	0.000927	$212.51
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$425.01
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							—
	Net Fee Due							$425.01

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices for a share of the registrant’s common stock as reported on The NASDAQ Capital Market on August 3, 2022.

(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

Table 2: Fee Offset Claims and Sources

N/A

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